Exhibit 99.3

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

“Management’s Discussion and Analysis of Financial Condition and Results of Operations” should be read in conjunction with the “Private Securities Litigation Reform Act of 1995 Safe Harbor Cautionary Statement,” “Risk Factors,” and the Consolidated Financial Statements and accompanying Notes to Consolidated Financial Statements.

Executive Summary

Despite a decline in revenue of $67.0 million from 2008 due to extremely difficult economic conditions, the Company was able to maintain operating income of $295.5 million in 2009 compared to $305.2 million in 2008 and diluted earnings per share of $0.37 in 2009 versus $0.38 in 2008. Highlights for 2009 were as follows:

Technology Solutions

Technology Solutions increased its data center and managed services revenue by 15% to $121.2 million in 2009 compared to 2008, which was primarily generated through an increase in billed data center revenue per square foot. The Company has total data center capacity of 446,000 square feet, 87% utilized by customers, at December 31, 2009 compared to 412,000 square feet, 94% utilized, at December 31, 2008. Technology Solutions spent $26.8 million of capital expenditures in 2009, primarily to complete the construction of a new data center in the Greater Cincinnati area. Sales of telecom and IT equipment, a large portion of which are generated from data center customers, totaled $161.1 million during 2009, a 20% decrease from 2008. The decrease in equipment revenue was primarily driven from lower spending by business customers, particularly in the first half of 2009, due to the severe economic downturn. The Company intends to continue to pursue additional customers and growth specific to its data center business and is prepared to commit additional resources, including resources for capital expenditures, acquisitions and working capital both within and outside its traditional operating territory, to support this growth.

Technology Solutions operating income totaled $27.7 million in 2009, an increase of $6.3 million as compared to 2008. The income generated from the increased revenue on data center and managed services revenue noted above was offset by lower equipment sales, increased depreciation on more data center assets and costs for additional headcount to support the growing operations.

Wireless

Wireless service revenue decreased by 2% to $284.3 million in 2009 compared to 2008, primarily due to an average of 20,000 fewer subscribers. The Company believes it lost subscribers in 2009 due to the Company’s tightening of credit standards and increased competition in part driven by handset exclusivity contracts, such as for the iPhoneTM, which keeps the Company from being able to sell these popular handsets to its customers. In 2009, the Company focused its marketing and other resources on acquiring new subscribers who use “smartphones” (i.e., phones that provide robust keyboards and a rich internet experience for messaging and web browsing). Smartphone postpaid subscribers increased by 95% to 83,000 subscribers at December 31, 2009 compared to December 31, 2008, and smartphone subscribers now represent 22% of the Company’s postpaid subscribers. The Company believes this focus on smartphone subscribers has allowed its monthly average revenue per postpaid user to remain steady compared to 2008 as increased data usage (e.g., text messaging, emails, and internet service) offset a decline in voice revenue. The Company earned $10.00 per month on average from postpaid subscribers for data service in 2009 compared to $8.02 in 2008.

In December 2009, the Company sold 196 wireless towers, which represented substantially all of its owned towers, for $99.9 million in cash. CBW continues to use these towers in its operations under a 20-year lease agreement. See Note 5 to the Consolidated Financial Statements for further discussion regarding the sale of these wireless towers. Also, during 2009, the Company sold almost all of its owned wireless licenses for areas outside of its Cincinnati and Dayton operating territories. These licenses, which were primarily for the Indianapolis, Indiana region, were sold for $6.0 million, resulting in a loss on sale of the spectrum assets of $4.8 million.

Primarily as a result of the wireless postpaid service revenue decline, higher subsidies to attract new smartphone subscribers, the loss on sale of the spectrum, and higher depreciation partially offset by lower operating costs, Wireless segment operating income decreased by $13.8 million to $33.0 million in 2009.

Wireline

Wireline revenue decreased 4% to $763.1 million, as reductions in voice revenue due to ILEC access line losses more than offset growth in revenue from additional CLEC customers and data services. The Company ended the year with 738,100 total access lines and access line equivalents, a loss of 6% compared to 787,300 access lines and equivalents at December 31, 2008. Access lines decreased by 8% in 2009 in the Company’s ILEC territory but were partially offset by a 2,100 increase in access lines in areas outside of the ILEC territory (i.e., suburbs north of Cincinnati and Dayton) and by an increase of 7,000 VoIP access line equivalents sold to business customers. Data revenue grew 3% to $277.8 million from additional data transport revenue, primarily from business customers.

In 2009, the Company launched in limited areas its Fioptics product suite of services, which are fiber-to-the-home products that include entertainment, high-speed internet and voice services. The Company has focused its fiber network expenditures on high traffic areas, such as apartment complexes and business office parks, and as of December 31, 2009, the Company now “passes” and is able to provide its Fioptics services to 41,000 homes. The Company had 11,100 entertainment, 10,200 high-speed internet, and 7,500 voice Fioptics customers as of December 31, 2009.

In light of the severe economic downturn that occurred in 2009, the Company implemented several cost reduction initiatives, which primarily affected the Wireline segment. These initiatives included significant changes to its management pension and postretirement plans, including freezing pension benefits for certain management employees, phasing out the retiree healthcare plan for all management employees and certain retirees in 10 years, temporarily suspending matching contributions to the Company’s defined contribution plan for 2009, outsourcing certain IT functions and headcount reductions. These initiatives contributed annualized savings of approximately $30 million and reduced 2009 expenses by $25 million.

In the fourth quarter of 2009, the Company determined the need for additional cost reduction programs, which resulted in a restructuring charge of $10.5 million. A portion of this charge relates to 130 employees who were severed in early 2010, which will reduce costs by approximately $8 million in 2010. In 2008, the Company incurred restructuring charges of $28.1 million, primarily for an early retirement program for its union employees. These cost reduction programs are intended to reduce the cost structure of the Company to levels commensurate with the expected revenue reductions in the Wireline segment.

Wireline operating income of $255.6 million decreased $2.8 million compared to 2008 as the decreased revenue from access line losses and decrease due to operating tax settlement gains in 2008 were partially offset by the cost reduction initiatives and reduction in restructuring charges.

Share repurchase program and debt buybacks

In 2009, the Company completed the share repurchase program authorized by the Board of Directors in February 2008 and, for the two-year program, repurchased a total of 48.6 million common shares or 20% of common shares outstanding at December 31, 2007. In 2009, the Company repurchased 28.0 million common shares for $73.2 million and, in 2008, repurchased 20.6 million common shares for $76.8 million.

In February 2010, the Board of Directors approved an additional plan for the repurchase of the Company’s outstanding common stock in an amount up to $150 million. This new plan does not have a stated end date. The Company plans to repurchase shares to the extent its available cash is not needed for data center growth and other opportunities.

The Company’s total indebtedness was $1,979.1 million at December 31, 2009 compared to $1,960.7 million at December 31, 2008. In 2009, the Company used the net proceeds from the issuance of $500 million of 8 1/4% Senior Notes due 2017 (“8 1/4% Senior Notes”) to redeem its outstanding $439.9 million of 7 1/4% Senior Notes due 2013 plus accrued and unpaid interest and related call premium, and for general corporate purposes including the repayment of other debt. The Company incurred a loss on debt extinguishment of $17.7 million on the redemption of the 7 1/4% Senior Notes due 2013. The Company also purchased and extinguished $10.0 million of the Company’s 7 1/4% Senior Notes due 2023 and retired $22.5 million of Cincinnati Bell Telephone Notes at an average discount of 24%, which resulted in a gain on debt extinguishment of $7.7 million.

Results of Operations

Consolidated Overview

The financial results for 2009, 2008, and 2007 referred to in this discussion should be read in conjunction with the Consolidated Statements of Operations and Note 14 to the Consolidated Financial Statements.

2009 Compared to 2008

Consolidated revenue totaled $1,336.0 million in 2009, a decrease of $67.0 million compared to $1,403.0 million in 2008. The decrease was primarily due to the following:

•	$32.7 million lower revenues in the Wireline segment due to lower voice revenue partially offset by higher data and Fioptics revenue;

•

$19.9 million lower revenues in the Technology Solutions segment primarily due to lower telecom and IT equipment distribution revenue partially offset by increased revenue from data center and managed services; and

•	$9.1 million lower revenues in the Wireless segment primarily due to lower postpaid service revenue and lower equipment revenue.

Operating income for 2009 was $295.5 million, a decrease of $9.7 million compared to 2008. The decrease was primarily due to the following:

•

$13.8 million decrease in Wireless segment operating income primarily due to lower postpaid service revenue, higher subsidies to attract new smartphone subscribers, loss on sale of spectrum and higher depreciation partially offset by lower operating costs; and

•

$6.3 million increase in Technology Solutions segment due to increased data center and managed services revenue and lower incentive compensation costs offset by lower IT equipment distribution revenue, higher payroll and employee related costs and higher depreciation.

Interest expense decreased to $130.7 million for 2009 compared to $139.7 million in 2008. The decrease compared to last year is primarily attributable to lower short-term interest rates.

The loss on extinguishment of debt of $10.3 million for 2009 was primarily due to the redemption of the Company’s 7 1/4% Senior Notes due 2013 and was partially offset by a gain on extinguishment of a portion of the Company’s 7 1/4% Senior Notes due 2023 and Cincinnati Bell Telephone Notes at an average discount of 24%. The gain on extinguishment of debt of $14.1 million for 2008 was due to the Company’s purchase and retirement of $108.1 million of the Company’s corporate bonds at an average discount of 14%. See Note 7 to the Consolidated Financial Statements for further details.

Other expense, net for 2008 of $3.4 million primarily resulted from unrealized losses on short-term interest rate swap contracts. The Company did not designate these swaps as hedging instruments, which resulted in the fair value loss on these instruments being recognized in earnings during each period that these instruments were outstanding.

Income tax expense decreased from $73.6 million in 2008 to $64.7 million in 2009 primarily due to lower pretax income.

The Company has certain non-deductible expenses, including interest on securities originally issued to acquire its broadband business (the “Broadband Securities”) or securities that the Company has subsequently issued to refinance the Broadband Securities. In periods without tax law changes, the Company expects its effective tax rate to exceed statutory rates primarily due to the non-deductible expenses associated with the Broadband Securities. The Company used approximately $45 million of federal and state net operating loss carryforwards to substantially defray payment of federal and state tax liabilities. As a result, the Company had cash income tax payments of only $6.0 million in 2009.

2008 Compared to 2007

Consolidated revenue totaled $1,403.0 million in 2008, an increase of $54.4 million compared to $1,348.6 million in 2007. The increase was primarily due to the following:

•	$57.1 million higher revenues in the Technology Solutions segment primarily due to increased data center and managed services revenue and telecom and IT equipment distribution revenue;

•	$21.6 million higher revenues in the Wireless segment primarily due to increased postpaid service revenue; and

•

$18.3 million lower revenues in the Wireline segment due to lower voice revenue and the effect of a $9.5 million one-time business customer project in 2007 partially offset by increased data, long distance and VoIP revenue.

Operating income for 2008 was $305.2 million, an increase of $22.8 million compared to 2007. The increase was primarily due to the following:

•	$12.5 million increase in Wireless segment operating income primarily due to higher postpaid revenue;

•

$9.5 million increase in Wireline segment operating income due to lower labor costs, lower restructuring costs and income from an operating tax settlement offset by a decline in revenue described above; and

•

$1.1 million decrease in Corporate expenses due to lower expense related to incentive and deferred compensation plans partially offset by higher expenses of $2.0 million related to a settlement of a patent lawsuit.

Interest expense decreased to $139.7 million for 2008 compared to $154.9 million in 2007. The decrease was primarily attributable to lower debt balances due to the purchase and extinguishment of a portion of the Company’s corporate bonds and lower short-term interest rates.

The gain on extinguishment of debt of $14.1 million for 2008 was due to the Company’s purchase and retirement of $108.1 million of the Company’s corporate bonds at an average discount of 14%.

Income tax expense increased from $56.7 million in 2007 to $73.6 million in 2008 primarily due to higher pretax income. The Company used approximately $56 million of federal and state net operating loss carryforwards to substantially defray payment of federal and state tax liabilities. As a result, the Company had cash income tax payments of only $2.0 million in 2008.

Discussion of Operating Segment Results

Wireline

The Wireline segment provides local voice telephone service, including custom calling features, and data services, including DSL high-speed internet access, dedicated network access, ATM — Gig-E based data transport, and dial-up internet access to customers in southwestern Ohio, northern Kentucky, and southeastern Indiana through the operations of CBT, an ILEC in its operating territory of an approximate 25-mile radius of Cincinnati, Ohio. CBT’s network has full digital switching capability and can provide data transmission services to over 96% of its in-territory access lines via DSL.

Outside of the ILEC territory, the Wireline segment provides these services through CBET, which operates as a CLEC both in the communities north of CBT’s operating territory and in the greater Dayton market. CBET provides voice and data services for residential and business customers on its own network and by purchasing unbundled network elements from the ILEC. CBET provides service through UNE-L to its customer base in the Dayton, Ohio market. The Wireline segment links the Cincinnati and Dayton geographies through its SONET, which provides route diversity via two separate paths.

In 2009, the Company launched in limited areas its Fioptics product suite of services, which are fiber-to-the-home products that include entertainment, high-speed internet and voice services. The Company has focused its fiber network expenditures on high traffic areas, such as apartment complexes and business office parks.

The Wireline segment also includes long distance, audio conferencing, other broadband services including private line and MPLS, VoIP services, security monitoring services, and payphone services.

(dollars in millions)	2009	2008	$Change 2009 vs. 2008	% Change 2009 vs. 2008	2007	$Change 2008 vs. 2007	% Change 2008 vs. 2007
Revenue:
Voice — local service	$343.2	$389.1	$(45.9)	(12)%	$432.4	$(43.3)	(10)%
Data	277.8	270.9	6.9	3%	257.1	13.8	5%
Long distance and VoIP	97.1	98.3	(1.2)	(1)%	79.3	19.0	24%
Other	45.0	37.5	7.5	20%	45.3	(7.8)	(17)%

Total revenue	763.1	795.8	(32.7)	(4)%	814.1	(18.3)	(2)%

Operating costs and expenses:
Cost of services and products	251.6	262.3	(10.7)	(4)%	273.2	(10.9)	(4)%
Selling, general and administrative	147.0	155.8	(8.8)	(6)%	150.9	4.9	3%
Depreciation	102.9	100.0	2.9	3%	104.7	(4.7)	(4)%
Amortization	1.0	1.2	(0.2)	(17)%	0.3	0.9	n/m
Restructuring	5.0	27.1	(22.1)	n/m	36.1	(9.0)	n/m
Operating tax settlement	—	(10.2)	10.2	n/m	—	(10.2)	n/m
Asset impairment	—	1.2	(1.2)	n/m	—	1.2	n/m

Total operating costs and expenses	507.5	537.4	(29.9)	(6)%	565.2	(27.8)	(5)%

Operating income	$255.6	$258.4	$(2.8)	(1)%	$248.9	$9.5	4%

Operating margin	33.5%	32.5%		1.0 pts	30.6%		1.9 pts
Capital expenditures	$133.0	$101.1	$31.9	32%	$95.8	$5.3	6%
Metric information (in thousands):
Local access lines	723.5	779.7	(56.2)	(7)%	834.3	(54.6)	(7)%
DSL subscribers	233.8	233.2	0.6	0%	221.5	11.7	5%
Fiber internet subscribers	10.2	1.2	9.0	n/m	—	1.2	n/m
Fiber entertainment subscribers	11.1	1.2	9.9	n/m	—	1.2	n/m
Long distance lines	508.3	531.6	(23.3)	(4)%	548.3	(16.7)	(3)%

2009 Compared to 2008

Revenue

Voice local service revenue includes local service, value added services, digital trunking, switched access, and information services. Voice revenue decreased in 2009 compared to 2008 primarily as a result of a 7% decrease in access lines. Access lines within the segment’s ILEC territory decreased by 58,300, or 8%, from 708,500 at December 31, 2008 to 650,200 at December 31, 2009. The Company believes the access line loss resulted from several factors including customers electing to use wireless communication in lieu of the traditional local service, Company-initiated disconnections of customers with credit problems, and customers electing to use service from other providers. The Company has partially offset its access line loss in its ILEC territory by continuing to target voice services to residential and business customers in its CLEC territory. The Company had approximately 73,300 CLEC access lines at December 31, 2009, which is a 3% increase from December 31, 2008.

Data revenue consists of data transport, DSL high-speed internet access, dial-up internet access, and local area network (“LAN”) interconnection services. Data revenue increased $6.9 million in 2009 compared to 2008 primarily from higher data transport revenue, which increased primarily due to increased usage by third party users.

Long distance and VoIP revenue decreased $1.2 million in 2009 compared to 2008. The decrease resulted from lower minutes of use for long distance and audio conferencing, which caused a $6.6 million decrease in revenue for 2009. The decrease in long distance subscribers was due to a 6% decline in residential lines, consistent with the access line loss. The revenue decrease from long distance and audio conferencing was partially offset by growth in revenue from VoIP and broadband services. The VoIP access line equivalents increased from 7,600 at December 31, 2008 to 14,600 at December 31, 2009.

Other revenue increased $7.5 million in 2009 compared to 2008 primarily due to the introduction of the Company’s Fioptics fiber-to-the-home suite of products, which includes entertainment and high-speed internet services. As of December 31, 2009, the Company had 11,100 entertainment and 10,200 high-speed internet Fioptics customers.

Costs and Expenses

In light of the severe economic downturn that occurred in 2009, the Company implemented several cost reduction initiatives, which primarily affected the Wireline segment. These initiatives included significant changes to its management pension and postretirement plans, which froze pension benefits for certain management employees as well as phasing out the retiree healthcare plan for all management employees and certain retirees in 10 years, suspending matching contributions to the Company’s defined contribution plan for 2009, outsourcing certain IT functions and headcount reductions. These initiatives reduced costs by approximately $25 million in 2009, comprised of $14 million in cost of services and products and $11 million in selling, general and administrative expenses.

Cost of services and products decreased by $10.7 million in 2009 compared to 2008. The decrease in cost of services and products as a result of the initiatives described above, additional payroll cost decreases related to initiatives implemented in 2008 and lower operating taxes of $3.4 million were partially offset by an increase in network costs of $5.6 million, primarily to support the growth in VoIP, broadband and Fioptics services, and additional pension expense of $7.2 million associated with pension asset losses.

Selling, general and administrative expenses decreased $8.8 million in 2009 versus the prior year. The decrease resulting from the initiatives as discussed above and additional payroll cost decreases were partially offset by an increase in pension expense of $3.9 million associated with pension asset losses and a $1.7 million increase in bad debt expense.

Restructuring charges of $5.0 million for 2009 primarily resulted from the following:

•

employee separation obligations of $10.5 million resulting from the Company’s determination of the need for additional workforce reductions in order to align Wireline costs with expected reductions in future revenue from access line losses;

•	amortization of pension and postretirement special termination benefits of $2.1 million related to the 2007 and 2008 early retirement offers; and

•	a curtailment gain of $7.6 million due to changes in the pension and postretirement plans announced in February 2009.

Restructuring expenses for 2008 resulted from restructuring plans announced in 2007 and the first quarter of 2008 to reduce costs and increase operational efficiencies. See Note 3 to the Consolidated Financial Statements for further information.

The operating tax settlement for 2008 of $10.2 million resulted from the Company’s resolution of a contingent liability from prior years related to exposures on past regulatory filing positions.

2008 Compared to 2007

Revenue

Voice revenue decreased in 2008 compared to 2007 primarily as a result of a 7% decrease in access lines. Access lines within the segment’s ILEC territory decreased by 63,500, or 8%, from 772,000 at December 31, 2007 to 708,500 at December 31, 2008. The Company partially offset its access line loss in its ILEC territory with increased services to residential and business customers in its CLEC territory. The Company had approximately 71,200 CLEC access lines at December 31, 2008, which was a 14% increase from December 31, 2007.

Data revenue increased $13.8 million in 2008 compared to 2007 primarily as a result of higher data transport revenue and DSL revenue. Data transport revenues increased by $9.3 million in 2008 compared to

2007 primarily due to increased usage by third party users. Data revenue also increased by an additional $5.3 million in 2008 compared to 2007 due to an increase in DSL subscribers of 11,700, bringing total DSL subscribers to 233,200 at December 31, 2008.

Long distance and VoIP revenue increased $19.0 million in 2008 compared to 2007. The increase was primarily due to the acquisition of eGIX, which generated revenue of $13.0 million during 2008. The remaining increase was due to an increase in minutes of use for long distance, VoIP and new broadband services including private line and MPLS. The Company had 531,600 subscribed long distance access lines as of December 31, 2008 compared to 548,300 as of December 31, 2007. The decrease in subscribers was due to a 6% decline in residential lines, consistent with the access line loss, partially offset by a 3% increase in business subscribers.

Other revenue decreased $7.8 million from 2007 due to lower revenue on customer premise wiring projects, $9.5 million of which came from a large one-time business customer project in 2007.

Costs and Expenses

Cost of services and products decreased by $10.9 million in 2008 compared to 2007. The decrease in cost of services and products was due to $7.5 million in lower benefit costs, mainly lower pension and postretirement costs from plan changes announced in the third quarter of 2007, a $9.0 million decrease from costs associated with a large one-time business customer premise wiring project in 2007, and $4.4 million in lower wages primarily related to the restructuring plan announced in the fourth quarter 2007 and the union agreement signed in February 2008. These decreases were partially offset by an increase of $5.7 million in network costs to support the growth in long distance, VoIP, broadband services, and CLEC revenues, and $5.8 million in costs due to the acquisition of eGIX.

Selling, general and administrative expenses increased $4.9 million in 2008 versus 2007. The increase was primarily due to the acquisition of eGIX, which had $6.2 million of costs, and an increase in commissions. These increases were partially offset by lower pension and postretirement costs due to plan changes announced in the third quarter of 2007.

Restructuring expenses for 2008 and 2007 were primarily related to the restructuring plans announced in the fourth quarter of 2007 and first quarter of 2008 to reduce costs and increase operational efficiencies.

Wireless

The Wireless segment provides advanced digital voice and data communications services through the operation of a regional wireless network in the Company’s licensed service territory, which surrounds Cincinnati and Dayton, Ohio and includes areas of northern Kentucky and southeastern Indiana. Although Wireless does not market to customers outside of its licensed service territory, it is able to provide service outside of this territory through roaming agreements with other wireless operators. The segment also sells wireless handset devices and related accessories to support its service business.

(dollars in millions, except for operating metrics)	2009	2008	$ Change 2009 vs. 2008	% Change 2009 vs. 2008	2007	$ Change 2008 vs. 2007	% Change 2008 vs. 2007
Revenue:
Service	$284.3	$290.5	$(6.2)	(2)%	$267.5	$23.0	9%
Equipment	22.7	25.6	(2.9)	(11)%	27.0	(1.4)	(5)%

Total revenue	307.0	316.1	(9.1)	(3)%	294.5	21.6	7%

Operating costs and expenses:
Cost of services and products	161.6	162.6	(1.0)	(1)%	152.1	10.5	7%
Selling, general and administrative	68.2	70.7	(2.5)	(4)%	68.2	2.5	4%
Depreciation	37.9	33.4	4.5	13%	34.8	(1.4)	(4)%
Amortization	1.5	2.1	(0.6)	(29)%	3.0	(0.9)	(30)%
Restructuring	—	0.5	(0.5)	n/m	2.1	(1.6)	n/m
Loss on sale of asset	4.8	—	4.8	n/m	—	—	n/m

Total operating costs and expenses	274.0	269.3	4.7	2%	260.2	9.1	3%

Operating income	$33.0	$46.8	$(13.8)	(29)%	$34.3	$12.5	36%

Operating margin	10.7%	14.8%		(4.1) pts	11.6%		3.2 pts
Capital expenditures	$34.9	$50.3	$(15.4)	(31)%	$45.7	$4.6	10%
Operating metrics
Postpaid ARPU*	$48.56	$48.69	$(0.13)	0%	$46.55	$2.14	5%
Prepaid ARPU*	$28.64	$26.56	$2.08	8%	$23.97	$2.59	11%
Postpaid subscribers (in thousands)	379.1	403.7	(24.6)	(6)%	400.4	3.3	1%
Prepaid subscribers (in thousands)	154.0	146.9	7.1	5%	170.6	(23.7)	(14)%
Average postpaid churn	2.2%	2.1%		0.1 pts	1.6%		0.5 pts

*	The Company has presented certain information regarding monthly average revenue per user (“ARPU”) because the Company believes ARPU provides a useful measure of the operational performance of the wireless business. ARPU is calculated by dividing service revenue by the average subscriber base for the period.

2009 Compared to 2008

Revenue

Service revenue decreased by $6.2 million during 2009 as compared to last year primarily due to the following:

•

Postpaid service revenue decreased $7.3 million primarily due to a decrease in subscribers. The Company’s monthly subscriber churn increased from 2.1% in 2008 to 2.2% in 2009. The Company believes it lost subscribers in 2009 due to the Company’s tightening of credit standards and increased competition in part driven by handset exclusivity contracts, such as for the iPhoneTM, which keeps the Company from being able to sell these popular handsets to its customers. ARPU remained steady as a decline in voice revenue offset a 25% increase in data ARPU, as more customers are using smartphones, which promotes increased data usage. At December 31, 2009, the Company had 83,000 smartphone subscribers which represents 22% of its postpaid subscribers, compared to 11% at December 31, 2008; and

•	Prepaid service revenue increased $1.1 million compared to 2008 primarily due to an increase in ARPU of $2.08, which resulted from the focus on marketing higher value rate plans.

Equipment revenue for 2009 decreased $2.9 million from $25.6 million in 2008 to $22.7 million in 2009 primarily due to lower postpaid subscriber activations partially offset by higher handset revenue per unit.

Costs and Expenses

Cost of services and products consists largely of network operation costs, interconnection expenses with other telecommunications providers, roaming expense (which is incurred for subscribers to use their handsets in the territories of other wireless service providers), and cost of handsets and accessories sold. These expenses decreased $1.0 million during 2009 versus the prior year period. The decrease was primarily attributable to lower operating taxes of $2.8 million and a $1.3 million decrease in third party service provider costs. These decreases were offset by a $3.4 million increase in handset costs, primarily due to increased Company handset subsidies to attract new smartphone customers.

Selling, general and administrative expenses decreased $2.5 million for 2009 compared to 2008, primarily due to lower distributor commissions of $2.2 million resulting from lower activations, as well as lower advertising and other costs partially offset by an increase in bad debt expense of $0.9 million.

The increase in depreciation expense of $4.5 million is related to the 3G wireless network that was launched in late 2008.

The decrease in amortization expense from the prior year is due to the Company’s accelerated amortization methodology.

During 2009, the Company sold almost all of its owned wireless licenses for areas outside of its Cincinnati and Dayton operating territories. These licenses, which were primarily for the Indianapolis, Indiana region, were sold for $6.0 million, resulting in a loss on sale of the spectrum assets of $4.8 million.

2008 Compared to 2007

Revenue

Service revenue increased by $23.0 million during 2008 as compared to 2007 primarily due to the following:

•

Postpaid service revenue increased $20.3 million due to an increase in average subscribers and ARPU. Postpaid subscribers increased from 400,400 subscribers at December 31, 2007 to 403,700 at December 31, 2008. The average monthly churn increased to 2.1% for 2008 compared to 1.6% for 2007. The increase in churn resulted from increased competition and Company-initiated disconnections of customers with credit problems. ARPU increased from $46.55 in 2007 to $48.69 in 2008. The ARPU increase includes a 29% increase in data ARPU; and

•

Prepaid service revenue increased $2.7 million compared to 2007 primarily due to an increase in ARPU of $2.59 partially offset by a lower number of subscribers. The number of prepaid subscribers at December 31, 2008 was 146,900, down from 170,600 prepaid subscribers at December 31, 2007. The Company focused its marketing in 2008 on higher usage rate plans, which generated higher ARPU but led to the decrease in the number of prepaid subscribers.

Equipment revenue decreased slightly from $27.0 million in 2007 to $25.6 million in 2008 primarily due to lower handset revenue per unit and lower prepaid subscriber activations.

Costs and Expenses

Cost of services and products increased $10.5 million during 2008 versus 2007. The increase was primarily attributable to a $9.7 million increase in network costs due to increased usage per subscriber and a $1.9 million increase in handset and subsidy costs, primarily due to Company initiatives to attract new customers and to retain existing customers. These increases were partially offset by lower operating taxes.

Selling, general and administrative expenses increased $2.5 million for 2008 compared to 2007, primarily due to an increase in bad debt expense.

The decrease in amortization expense from 2007 is due to the Company’s accelerated amortization methodology.

Technology Solutions

The Technology Solutions segment provides business technology solutions through the Company’s subsidiaries CBTS, GramTel, CBTS Canada Inc., and CBTS Software LLC.

Capital expenditures for the Technology Solutions segment totaled $26.8 million in 2009. The decrease in capital expenditures in 2009 versus 2008 and 2007 was primarily related to lower data center construction as weak economic conditions suppressed customer demand. The Company intends to continue to pursue additional customers and growth in its data center business, and is prepared to commit additional resources, including resources for capital expenditures, acquisitions and working capital both within and outside of its traditional operating territory, to support this growth.

(dollars in millions)	2009	2008	$ Change 2009 vs. 2008	% Change 2009 vs. 2008	2007	$ Change 2008 vs. 2007	% Change 2008 vs. 2007
Revenue:
Telecom and IT equipment distribution	$161.1	$201.2	$(40.1)	(20)%	$180.8	$20.4	11%
Data center and managed services	121.2	105.5	15.7	15%	75.2	30.3	40%
Professional services	20.8	16.3	4.5	28%	9.9	6.4	65%

Total revenue	303.1	323.0	(19.9)	(6)%	265.9	57.1	21%

Operating costs and expenses:
Cost of services and products	212.2	244.0	(31.8)	(13)%	208.0	36.0	17%
Selling, general and administrative	42.0	39.9	2.1	5%	27.3	12.6	46%
Depreciation	19.6	15.3	4.3	28%	7.5	7.8	n/m
Amortization	1.6	1.7	(0.1)	(6)%	0.4	1.3	n/m
Restructuring	—	0.7	(0.7)	n/m	1.0	(0.3)	n/m

Total operating costs and expenses	275.4	301.6	(26.2)	(9)%	244.2	57.4	24%

Operating income	$27.7	$21.4	$6.3	29%	$21.7	$(0.3)	(1)%

Operating margin	9.1%	6.6%		2.5 pts	8.2%		(1.6) pts

Operating metrics:
Capital expenditures	$26.8	$78.8	$(52.0)	(66)%	$92.3	$(13.5)	(15)%
Data center capacity (in square feet)	446,000	412,000	34,000	8%	347,000	65,000	19%
Utilization rate	87%	94%		(7) pts	97%		(3) pts

2009 Compared to 2008

Revenue

Revenue from telecom and IT equipment distribution represents the sale, installation, and maintenance of major, branded IT and telephony equipment. Revenue from telecom and IT equipment distribution decreased by $40.1 million in 2009 versus 2008 primarily as a result of lower capital spending by business customers, particularly in the first half of 2009, due to the decline in the economy.

Data center and managed services revenue consists of recurring collocation rents from customers residing in the Company’s data centers, interconnection revenues and revenue for managed VoIP solutions, and IT services that include network management, electronic data storage, disaster recovery and data security management. Revenue increased $15.7 million in 2009 as compared to 2008 primarily due to an increase in billed data center revenue per square foot. Data center billed utilization at December 31, 2009 was 87% on 446,000 square feet of data center capacity compared to billed utilization of 94% on 412,000 square feet of data center capacity at December 31, 2008.

Professional services revenue consists of long-term and short-term IT outsourcing and consulting engagements. Revenue for 2009 increased by $4.5 million compared to 2008. The Company continues to expand its team of recruiting and hiring personnel in order to focus on selling these outsourcing and consulting engagements.

Costs and Expenses

Cost of services and products decreased by $31.8 million in 2009 compared to 2008 primarily due to a $34.7 million decrease in cost of goods sold related to lower telecom and equipment distribution revenue partially offset by higher data center facility costs and higher payroll related costs to support the growth in both data center and managed services and professional services revenues.

Selling, general and administrative increased by $2.1 million in 2009 compared to 2008. The increase in 2009 was primarily due to an increase of $3.7 million in payroll and employee related costs to support the growing operations and an advertising increase of $0.5 million partially offset by lower incentive compensation costs.

The increase in depreciation expense for 2009 compared to 2008 was primarily due to capital expenditures in recent years associated with expanding data center capacity.

2008 Compared to 2007

Revenue

Revenue from telecom and IT equipment distribution increased by $20.4 million in 2008 versus 2007 primarily as a result of increased equipment sales of $21.7 million partially offset by lower installation and maintenance services.

Data center and managed services increased $30.3 million in 2008 as compared to 2007 primarily due to increased product penetration within managed services and increased billable data center space. Data center billed utilization at December 31, 2008 was 94% on 412,000 square feet of data center capacity compared to billed utilization of 97% on 347,000 square feet of data center capacity at December 31, 2007.

Professional services revenue for 2008 increased by $6.4 million compared to 2007. The Company has expanded its team of recruiting and hiring personnel in order to focus on selling these outsourcing and consulting engagements.

Costs and Expenses

Cost of services and products increased by $36.0 million in 2008 compared to 2007. The increase in 2008 primarily resulted from a $19.0 million increase in the cost of goods sold related to higher telecom and IT equipment distribution revenue, $12.8 million increase in payroll costs due to growth in data center and managed services revenue and professional services revenue, increased data center facilities costs and the acquisition of GramTel.

Selling, general and administrative increased by $12.6 million in 2008 compared to 2007. The increase in 2008 was primarily due to an $8.8 million increase in labor and employee related costs to support the growing operations of CBTS and the acquisition of GramTel and higher operating taxes, bad debt expense, and advertising costs.

The increase in depreciation expense for 2008 compared to 2007 was primarily due to capital expenditures in recent years associated with expanding data center capacity.

Corporate

Corporate is comprised primarily of general and administrative costs that have not been allocated to the business segments. Corporate costs totaled $20.8 million in 2009, $21.4 million in 2008, and $22.5 million in 2007.

2009 Compared to 2008

The decrease in corporate costs of $0.6 million from 2008 is due to lower consulting costs of $3.3 million, lower compensation and other benefits of $3.0 million, a decrease due to a patent lawsuit settlement charge of $2.0 million in 2008, and lower operating taxes. These cost decreases were offset by a stock-based compensation increase of $8.5 million, of which $7.7 million is due to the mark-to-market of cash-payment compensation plans that are indexed to the change in the Company’s stock price, which increased by 79% in 2009.

2008 Compared to 2007

The decrease in corporate costs of $1.1 million from 2007 is due to lower expense related to incentive and deferred compensation plans partially offset by higher expenses of $2.0 million related to a settlement of a patent lawsuit.

The Company’s Financial Condition, Liquidity, and Capital Resources

Capital Investment, Resources and Liquidity

Short-term view

The Company’s primary sources of cash are cash generated by operations and borrowings from its revolving credit facility. Even with the significant disruption in the U.S. economy and the Company’s prepayment of pension, postretirement and health care costs totaling $82.6 million, the Company was able to generate $265.6 million of cash flows from operations in 2009. The Company’s financial strength throughout this period of uncertainty was evident by its ability to complete the following financing transactions in 2009:

•

Amendment and extension of the Company’s revolving credit facility to August 2012. This facility was reduced from $250 million to $210 million, which the Company believes is adequate for funding its current operations. It is funded by 11 different financial institutions with no institution having more than 12% of the total facility, and the average interest rate on this facility since the June 2009 amendment was 4.0%, which the Company believes is an appropriate and acceptable financing cost. As of December 31, 2009, the Company had no outstanding borrowings and $24.5 million letters of credit outstanding under its revolving credit facility, leaving $185.5 million of additional borrowing availability under this facility.

•

Issuance of $500 million of 8 1/ 4% Senior Notes, the proceeds from which were primarily used to redeem all outstanding 7 1/4% Senior Notes due 2013 totaling $439.9 million. This issuance of 8 1/4% Senior Notes and redemption of 7 1/4% Senior Notes due 2013 extends the Company’s bond maturities for an additional four years at an appropriate and acceptable fixed rate.

•

Sale of 196 wireless towers for $99.9 million in cash and leaseback of the Cincinnati Bell Wireless space used on those towers, which equates to a $46.7 million capital lease obligation for the 148 towers sold without purchase price contingencies at an implied rate of 7.5%.

If needed, the Company believes that additional sources of liquidity are available to it, including access to public debt or equity markets.

Uses of cash include capital expenditures, repayments and repurchases of debt and related interest, repurchases of common shares, dividends on preferred stock, and business acquisitions. In 2009, 2008, and 2007, the Company made capital expenditures of $195.1 million, $230.9 million, and $233.8 million, respectively. A large portion of the Company’s capital expenditures is discretionary for revenue growth and would not be required in the future to sustain the Company’s current level of operations. This is particularly true for the capital-intensive Technology Solutions segment, which had capital expenditures of $26.8 million, $78.8 million, and $92.3 million in 2009, 2008, and 2007, respectively.

In 2009, 2008, and 2007, the Company made total debt repayments of $506.5 million (including payments of principal and call premium totaling $450.5 million to redeem the 7 1/4% Senior Notes), $105.7 million, and $219.1 million, respectively. The Company expects to continue to use a portion of its cash flows for de-leveraging in the future, including discretionary, opportunistic repurchases of debt prior to its scheduled maturities. Additionally, the Company’s Receivables Facility, which totaled $85.9 million outstanding at December 31, 2009 and is described further in Note 7 to the Consolidated Financial Statements, is subject to bank renewals annually. While the Company expects to continue to renew this facility, the Company would be required to use cash, revolving credit facility borrowing capacity, or other borrowings to repay the Receivables Facility if it were not renewed.

In February 2008, the Company’s Board of Directors authorized the repurchase of the Company’s outstanding common stock in an amount up to $150 million over 2008 and 2009. The Company completed this program in 2009, repurchasing $73.2 million of common stock in 2009 and $76.8 million in 2008.

In February 2010, the Board of Directors approved an additional plan for the repurchase of the Company’s outstanding common stock in an amount up to $150 million. This new plan does not have a stated end date. The Company plans to repurchase shares to the extent its available cash is not needed for data center growth and other opportunities.

The Company believes that its operating cash flows, together with its revolving credit facility and other available debt and equity financing, will be adequate to meet investing and financing needs for 2010.

Long-term view

In addition to the uses of cash described in the Short-term view above, the Company has significant future debt maturities and other obligations that come due after 2010 (see Contractual Obligations table below), including $195 million of estimated cash contributions to its qualified pension plans during the years 2011 to 2017 based on current legislation and current actuarial assumptions.

The Corporate credit facility (including the revolving credit facility), which expires in August 2012, contains financial covenants that require the Company to maintain certain leverage, interest coverage, and fixed charge ratios. The facility also has certain covenants which, among other things, limit the Company’s ability to incur additional debt or liens, pay dividends, repurchase Company common stock, sell, transfer, lease, or dispose of assets, and make investments or merge with another company. If the Company were to violate any of its covenants and were unable to obtain a waiver, it would be considered a default. If the Company were in default under its credit facility, no additional borrowings under the credit facility would be available until the default was waived or cured. The Company believes it is in compliance and expects to remain in compliance with its Corporate credit facility covenants.

Various issuances of the Company’s public debt, which include the 8 3/8% Senior Subordinated Notes due 2014 (“8 3/8% Subordinated Notes”), the 7% Senior Notes due 2015 (“7% Senior Notes”), and the 8 1/4% Senior Notes contain covenants that, among other things, limit the Company’s ability to incur additional debt or liens, pay dividends or make other restricted payments, sell, transfer, lease, or dispose of assets and make investments or merge with another company. The Company believes it is in compliance and expects to remain in compliance with its public debt indentures.

The Company believes that cash provided by operations and its revolving credit facility, and the likelihood that the Company will continue to have access to capital markets to refinance debt and other obligations as they mature and come due, should allow the Company to meet its cash requirements for the foreseeable future. However, uncertainties related to the global and U.S. economies and the financial markets, particularly if the global and U.S. economies and financial markets are in disarray when the debt matures and other obligations are due, could prevent the Company from refinancing those liabilities at terms that are as favorable as those previously enjoyed, at terms that are acceptable to the Company, or at all.

Reasons for Debt and Accumulated Deficit

As of December 31, 2009, the Company had $2.0 billion of outstanding indebtedness and an accumulated deficit of $3.3 billion. The Company incurred a significant amount of indebtedness and accumulated deficit from the purchase and operation of a national broadband business over the period of 1999 to 2002, which caused outstanding indebtedness and accumulated deficit to reach their respective year-end peaks of $2.6 billion and $4.9 billion at December 31, 2002. This broadband business was sold in 2003.

Cash Flow

2009 Compared to 2008

Cash provided by operating activities in 2009 totaled $265.6 million, a decrease of $138.3 million compared to the $403.9 million provided by operating activities in 2008. The decrease was primarily due to $58.4 million of early contributions made to its pension and postretirement plans and a prepayment of $24.2 million to its medical trust for its active employees in 2009, a customer prepayment of $21.5 million received in 2008 for data center services and an increase in working capital, mainly due to timing of year-end payments. This decrease was partially offset by $13.2 million received related to the termination and settlement of interest rate swaps and $13.0 million in lower interest payments primarily due to lower short-term interest rates and debt balances.

Cash flow utilized for investing activities decreased $156.7 million to $93.8 million during 2009 as compared to $250.5 million for 2008. In 2009, the Company sold substantially all of its wireless towers for $99.9 million. The Company also sold almost all of its owned wireless licenses for areas outside of its Cincinnati and Dayton operating territories. These licenses, which were primarily for the Indianapolis, Indiana region, were sold for $6.0 million. In 2008, the Company paid $21.6 million related to the acquisition of businesses, $18.1 million of which related to the purchase of eGIX. Capital expenditures were $35.8 million lower for 2009 versus 2008 due to lower expenditures for data center facilities and the Company’s construction of its 3G wireless network in 2008 partially offset by an increase in Wireline capital expenditures for its fiber network.

Cash flow used in financing activities for 2009 was $155.5 million compared to $172.8 million during 2008. In 2009, the Company issued $500 million of 8 1/4% Senior Notes. The net proceeds after debt discount from this issuance of $492.8 million were used in part to redeem the outstanding 7 1/4% Senior Notes due 2013 of $439.9 million plus accrued and unpaid interest and related call premium. The Company also purchased and extinguished $32.5 million of the Cincinnati Bell Telephone Notes and the 7 1/4% Senior Notes due 2023 at an average discount of 24%. The Company paid $15.3 million of debt issuance costs related to the issuance of the 8 1/4% Senior Notes and to amend and extend the term of the Corporate credit facility. In 2009, the Company also repurchased $73.2 million of the Company’s common stock as part of its two-year $150 million common stock repurchase plan. Borrowings under the Corporate credit and receivables facilities decreased $62.1 million in 2009. In 2008, the Company purchased and extinguished $108.1 million of 8 3/8% Subordinated Notes, 7 1/4% Senior Notes due 2013 and 7% Senior Notes at an average discount of 14% and repurchased $76.8 million of the Company’s common stock as part of its two-year $150 million common stock repurchase plan. Borrowings under the Corporate credit facility increased $18.0 million during 2008. For both 2009 and 2008, the Company paid preferred stock dividends of $10.4 million.

2008 Compared to 2007

Cash provided by operating activities in 2008 totaled $403.9 million, an increase of $95.1 million compared to 2007. The increase was primarily due to lower payments for interest and operating taxes totaling approximately $60 million and an early pension contribution made in 2007 of approximately $20 million.

Cash flow utilized for investing activities decreased $13.0 million to $250.5 million during 2008 as compared to 2007. In 2008, the Company paid $21.6 million related to the acquisitions of businesses, $18.1 million of which related to the purchase of eGIX. Cash flows utilized for investing activities in 2007 included payments of $23.6 million for the acquisition of a local telecommunications business and GramTel, a data center business headquartered in South Bend, Indiana. Capital expenditures were $2.9 million lower for 2008 versus 2007. In 2007, the Company deposited $4.4 million with the FCC to participate in the wireless spectrum auction in early 2008 and used $2.8 million of the deposit to purchase spectrum. The remainder of the deposit was returned in 2008.

Cash flow used in financing activities for 2008 was $172.8 million compared to $98.6 million during 2007. In 2008, the Company purchased and extinguished $108.1 million of 8 3/8% Subordinated Notes, 7 1/4% Senior Notes due 2013 and 7% Senior Notes at an average discount of 14% and repurchased $76.8 million of the Company’s common stock as part of its two-year $150 million common stock repurchase plan. Borrowings under the Corporate credit facility increased $18.0 million during 2008. During 2007, the Company repaid $184.0 million of the Tranche B Term Loan, utilizing $75.0 million from borrowings under the accounts receivables securitization facility and available cash. Also in 2007, the Company repaid $26.4 million of the 7 1/4% Senior Notes due 2013 and $5.0 million of 8 3/8% Subordinated Notes, and borrowed $55.0 million on the Corporate credit facility. For both 2008 and 2007, the Company paid preferred stock dividends of $10.4 million.

Future Operating Trends

Wireline

The Company suffered an 8% loss of ILEC access lines in 2009 as some customers elected to use wireless communication in lieu of the traditional local service, elected to use service from other providers, or can no longer pay for phone service. The Company believes these same factors will continue to affect its operations in future years. Further, the continued economic issues facing consumers and businesses could further exacerbate credit-related disconnections that the Company has experienced in the past. Credit-related disconnections represented 32% of total ILEC consumer access line losses in 2009, which is approximately 3 percentage points higher than in the past. The Company believes this level of credit-related disconnections will continue in 2010.

The Company has been successful at partially offsetting revenue reductions from access line losses with additional data revenue. DSL subscribers have increased by 600 in 2009, 11,700 in 2008, and 23,200 in 2007. The rate of the DSL subscribers increase is declining because the Company’s operating territory is saturated with customers that already have high-speed internet service.

Offsetting this trend, in 2009 the Company launched its Fioptics fiber-to-the-home product suite, which provides entertainment, high-speed internet and voice services. At year-end 2009, the Company passed and can provide service to 41,000 homes, and had 11,100 entertainment, 10,200 high-speed internet, and 7,500 voice Fioptics customers. The penetration rate of this product is almost 30% after only a six-month period. The Company expects the number of Fioptics customers to increase in 2010 and plans to construct additional fiber network in 2010, subject to capital availability.

Long distance and VoIP revenues will be impacted by several factors. As noted above, customers may disconnect local voice service for various reasons. In doing so, customers that have both the Company’s local voice and long distance service are likely to disconnect long distance service as well. Also, as noted above, some customers have disconnected wireline service in order to use service from other providers. These other providers are normally providing VoIP service, which the Company offers to business customers. The Company believes its VoIP operations will expand as business customers continue to look for alternatives to traditional ILEC-based operations and the VoIP technology continues to improve. The Company is planning to expand its VoIP offering and CLEC operations to two additional cities in 2010. This expansion effort has considerably lower capital investment than many of the Company’s other plans and will further leverage the Cincinnati Bell brand outside of the current operating footprint. The Company had 14,600 VoIP access line equivalents at December 31, 2009 versus 7,600 VoIP access line equivalents at December 31, 2008.

Wireless

Wireless postpaid revenue in the future is likely to be affected by data ARPU increases, as more customers begin using data services and smartphones. The Company’s data ARPU has increased from $6.21 in 2007 to $8.02 in 2008 to $10.00 in 2009. Given the Company’s focus on increasing smartphone subscribers, the Company expects data ARPU to increase in 2010. However, the Company believes postpaid ARPU will remain flat to 2009 as any data ARPU increase may be offset by lower voice revenue, consistent with the lower voice minutes of use per subscriber experienced in 2009.

Wireless postpaid subscribers decreased by 24,600 in 2009. The Company believes it lost subscribers in 2009 due to the Company’s tightening of credit standards and increased competition, in part driven by handset exclusivity contracts, such as for the iPhoneTM, which keeps the Company from being able to sell these popular handsets to its customers. Similar to DSL service, the Company’s operating territory is well-saturated with existing wireless cell phone users. Future subscriber increases are more likely to come from increasing market share, as opposed to acquiring a customer who has never had a cell phone. The Company’s competitors are well-funded, and increases in market share are difficult to attain. The Company believes it is likely in 2010 that competition will be fierce and its competitors will continue to have exclusivity contracts on the most popular handsets, which could result in further postpaid subscriber decreases in 2010. Improvements in CBW net subscriber losses would need to come from a higher level of gross activations resulting from enhanced communication regarding CBW’s strong network, the value proposition of its wireless voice and data plans, and outstanding customer service. The Company believes average postpaid churn will remain at the same levels as experienced in 2009.

Technology Solutions

Revenue from data center and managed services increased by 15% in 2009, 40% in 2008, and 38% in 2007. Although the Company plans to add new data center capacity in 2010 and believes data center operations is a key growth area for the Company, the poor economic environment in 2009 caused a decrease in the demand for new data center space. The Company expects that a recovering economy could help to increase demand for data center space and managed services in 2010.

Revenue from equipment distribution decreased 20% in 2009, after increasing by 11% in both 2008 and 2007. These customer purchases generally represent large capital purchases that are, to some extent, discretionary. That is, in periods of fiscal restraint, a customer may defer these capital purchases for IT and telephony equipment and, instead, use its existing, outdated equipment for a little longer. The Company experienced a slow down in these purchases in 2009 given the uncertainty around the economy, particularly in the first half of the year. As the economy began to recover in the second half of 2009, revenue from equipment distribution began to increase. The Company expects that a recovering economy could help increase demand for IT and telephony equipment in 2010.

In 2010, the Company intends to continue to pursue additional customers and growth in its data center business and is prepared to commit additional resources, including resources for capital expenditures, acquisitions and working capital both within and outside its traditional operating territory, to support this growth.

Business and Consumer Customers

As noted previously in Item 1 under “Customers,” the Company’s revenue from consumer access line customers has decreased as a percentage of its total revenue, and revenue from other products, such as data center service for business customers, has increased. The Company expects these trends to continue. Because a large portion of the costs associated with the Company’s wireline voice service to consumers are fixed network costs, continued productivity improvements will be necessary and may likely be difficult to continue to achieve in order for the Company to reduce its costs at the same rate as the revenue losses associated with consumer access line loss. Conversely, the costs associated with the Company’s business growth products are largely variable in nature. For example, the construction of new data centers is required to continue business revenue growth for this product. The Company believes it has largely been successful in the past several years at maintaining revenue and profitability in the face of high margin consumer access line loss and lower margin business revenue growth, and it will need to continue to be innovative with new products for both consumers and business customers as well as achieve productivity gains for this success to continue in future years.

Contractual Obligations

The following table summarizes the Company’s contractual obligations as of December 31, 2009:

(dollars in millions)	Payments Due by Period
	Total	< 1 Year	1-3 Years	3-5 Years	Thereafter
Long-term debt (1)	$1,846.2	$2.4	$288.8	$560.0	$995.0
Capital leases	125.1	13.4	22.6	13.1	76.0
Interest payments on long-term debt and capital leases (2)	981.9	136.4	272.7	211.5	361.3
Noncancelable operating lease obligations	46.9	8.2	15.5	13.3	9.9
Purchase obligations (3)	64.5	62.1	1.4	1.0	—
Pension and postretirement benefits obligations (4)	236.8	22.6	62.9	79.3	72.0
Other liabilities (5)	47.3	11.3	10.0	9.2	16.8

Total	$3,348.7	$256.4	$673.9	$887.4	$1,531.0

(1)	Long-term debt excludes net unamortized premiums and the unamortized call amounts received on terminated interest rate swaps.
(2)	Interest payments on long-term debt and capital leases include interest obligations on both fixed and variable rate debt, assuming no early payment of debt in future periods. The Company used the interest rate forward curve at December 31, 2009 to compute the amount of the contractual obligation for interest payments on variable rate debt.

(3)	Purchase obligations primarily consist of amounts under open purchase orders.
(4)	Included in pension and postretirement benefit obligations are payments for the Company’s postretirement benefits, qualified pension plans, non-qualified pension plan and other employee retirement agreements. Amounts for 2010 include $13 million of expected cash contributions for postretirement benefits. Although the Company currently expects to continue operating the plans past 2009, its contractual obligation related to postretirement benefits only extends through the end of 2009. Amounts for 2010 through 2017 include $203 million of estimated cash contributions to its qualified pension plans, with $8 million expected to be contributed in 2010. The Company’s expected qualified pension plan contributions are based on current plan design, legislation and current actuarial assumptions. Any changes in plan design, the legislation or actuarial assumptions will also affect the expected contribution amount.
(5)	Includes contractual obligation payments primarily related to restructuring reserves, asset removal obligations, long-term disability obligations, workers compensation liabilities, long-term incentive plan obligations, an acquisition and liabilities for unrecognized tax benefits. Payments for unrecognized tax benefits are assumed to occur within three to five years.

The contractual obligations table is presented as of December 31, 2009. The amount of these obligations can be expected to change over time as new contracts are initiated and existing contracts are completed, terminated, or modified.

Contingencies

In the normal course of business, the Company is subject to various regulatory and tax proceedings, lawsuits, claims, and other matters. The Company believes adequate provision has been made for all such asserted and unasserted claims in accordance with accounting principles generally accepted in the United States. Such matters are subject to many uncertainties and outcomes that are not predictable with assurance.

Anthem Demutualization Claim

In November 2007, a class action complaint was filed against the Company and Wellpoint Inc., formerly known as Anthem, Inc. The complaint alleges that the Company improperly received stock as a result of the demutualization of Anthem and that a class of insured persons should have received the stock instead. In February 2008, the Company filed a response in which it denied all liability and raised a number of defenses. In February 2009, the Company filed a motion for summary judgment on all claims asserted against it. In March 2009, the case was dismissed.

Off-Balance Sheet Arrangements

Indemnifications

During the normal course of business, the Company makes certain indemnities, commitments, and guarantees under which it may be required to make payments in relation to certain transactions. These include (a) intellectual property indemnities to customers in connection with the use, sales, and/or license of products and services, (b) indemnities to customers in connection with losses incurred while performing services on their premises, (c) indemnities to vendors and service providers pertaining to claims based on negligence or willful misconduct of the Company, (d) indemnities involving the representations and warranties in certain contracts, and (e) outstanding letters of credit which totaled $24.5 million as of December 31, 2009. In addition, the Company has made contractual commitments to several employees providing for payments upon the occurrence of certain prescribed events. The majority of these indemnities, commitments, and guarantees do not provide for any limitation on the maximum potential for future payments that the Company could be obligated to make. Except for indemnification amounts recorded in relation to the sale of its national broadband business in 2003, the Company has not recorded a liability for these indemnities, commitments, and other guarantees in the Consolidated Balance Sheets.

Warrants

As part of the March 2003 issuance of the 16% Senior Subordinated Discount Notes due 2009 (“16% Notes”), the purchasers of the 16% Notes received 17.5 million common stock warrants, which expire in March 2013, to purchase one share of Cincinnati Bell Inc. common stock at $3.00 each. Of the total gross proceeds received for the 16% Notes, $47.5 million was allocated to the fair value of the warrants using the Black-Scholes option-pricing model. This value less applicable issuance costs was recorded to “Additional paid-in capital” in the Consolidated Balance Sheet. There were no exercises of warrants in 2009, 2008, or 2007.

Critical Accounting Policies and Estimates

The preparation of consolidated financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue, and expenses. Additionally, the Company’s senior management has discussed the critical accounting policies and estimates with the Audit and Finance Committee. The Company’s significant accounting policies are summarized in Note 1 to the Consolidated Financial Statements.

The discussion below addresses major judgments used in:

•	revenue recognition;

•	accounting for allowances for uncollectible accounts receivable;

•	reviewing the carrying values of goodwill and indefinite-lived intangible assets;

•	reviewing the carrying values of property, plant and equipment;

•	accounting for business combinations;

•	accounting for taxes;

•	accounting for pension and postretirement expenses; and

•	accounting for termination benefits.

Revenue Recognition — The Company adheres to revenue recognition principles described in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic (“ASC”) 605, “Revenue Recognition.” Under ASC 605, revenue is recognized when there is persuasive evidence of a sale arrangement, delivery has occurred or services have been rendered, the sales price is fixed or determinable, and collectibility is reasonably assured.

Service revenue — The Company recognizes service revenue as services are provided. Revenue from local telephone, special access and data and internet product services, which are billed monthly prior to performance of service, and from prepaid wireless service, which is collected in advance, is not recognized upon billing or cash receipt but rather is deferred until the service is provided. Postpaid wireless, long distance, switched access and reciprocal compensation are billed monthly in arrears. The Company bills service revenue in regular monthly cycles, which are spread throughout the days of the month. As the last day of each billing cycle rarely coincides with the end of the Company’s reporting period for usage-based services such as postpaid wireless, long distance, and switched access, the Company must estimate service revenues earned but not yet billed. The Company bases its estimates upon historical usage and adjusts these estimates during the period in which the Company can determine actual usage, typically in the following reporting period.

Initial billings for Wireline service connection and activation are deferred and amortized into revenue on a straight-line basis over the average customer life. The associated connection and activation costs, to the extent of the upfront fees, are also deferred and amortized on a straight-line basis over the average customer life.

Data center and managed services consist primarily of recurring revenue streams from collocation, interconnection, and managed infrastructure services. These recurring revenue streams are billed monthly and recognized ratably over the term of the contract. Data center and managed services can also include revenues from non-recurring revenue streams such as installation revenues. Certain non-recurring installation fees, although generally paid in lump sum upon installation, are also deferred and recognized ratably over the term of the contract. Agreements with data center customers require certain levels of service or performance. Although the occurrence is rare, if the Company fails to meet these levels, customers may be able to receive service credits for their accounts. The Company records these credits against revenue when an event occurs that gives rise to such credits. In multi-year data center and managed services arrangements with increasing or decreasing monthly billings, revenues are recognized on a straight-line basis. Revenue for leased data center assets is also recognized on a straight-line basis over the contract term.

Technology Solutions professional services, including product installations, are recognized as the service is provided. Technology Solutions also provides maintenance services on telephony equipment under one to four year contract terms. This revenue is deferred and recognized ratably over the term of the underlying customer contract.

Product revenue — The Company recognizes equipment revenue upon the completion of contractual obligations, such as shipment, delivery, installation, or customer acceptance. Wireless handset revenue and the related activation revenue are recognized when the products are delivered to and accepted by the customer, as this is considered to be a separate earnings process from the sale of wireless services. Wireless equipment costs are also recognized upon handset sale and are in excess of the related handset and activation revenue.

The Company is a reseller of IT and telephony equipment and considers the gross versus net revenue recording criteria of ASC 605, such as title transfer, risk of product loss, and collection risk. Based on this criteria, these equipment revenues and associated costs have generally been recorded on a gross basis, rather than recording the revenues net of the associated costs. The Company benefits from vendor rebate plans, particularly rebates on hardware sold by Technology Solutions. If the rebate is earned and the amount is determinable based on the sale of the product, the Company recognizes the rebate as an offset to costs of products sold upon sale of the related equipment to the customer.

With respect to arrangements with multiple deliverables, the Company determines whether more than one unit of accounting exists in an arrangement. To the extent that the deliverables are separable into multiple units of accounting, total consideration is allocated to the individual units of accounting based on their relative fair value, determined by the price of each deliverable when it is regularly sold on a stand-alone basis. Revenue is recognized for each unit of accounting as delivered or as service is performed depending on the nature of the deliverable comprising the unit of accounting.

The Company often is contracted to install the IT equipment that it sells. The revenue recognition guidance in ASC 985, “Software,” is applied, which requires vendor specific objective evidence (“VSOE”) in order to recognize the IT equipment separate from the installation. The Company has customers to which it sells IT equipment without the installation service, customers to which it provides installation services without the IT equipment, and also customers to which it provides both the IT equipment and the installation service. As such, the Company has VSOE that permits the separation of the IT equipment from the installation services. The Company recognizes the IT equipment revenue upon completion of its contractual obligations, generally upon delivery of the IT equipment to the customer, and recognizes installation service revenue upon completion of the installation.

Pricing of local voice services is generally subject to oversight by both state and federal regulatory commissions. Such regulation also covers services, competition, and other public policy issues. Various regulatory rulings and interpretations could result in increases or decreases to revenue in future periods.

Accounting for Allowances for Uncollectible Accounts Receivable — The Company established the allowances for uncollectible accounts using percentages of aged accounts receivable balances to reflect the historical average of credit losses as well as specific provisions for certain identifiable, potentially uncollectible balances. The Company believes its allowance for uncollectible accounts is adequate based on these methods, as the Company has not had unfavorable experience with its estimation methods. However, if one or more of the Company’s larger customers were to default on its accounts receivable obligations or if general economic conditions in the Company’s operating area further deteriorated, the Company could be exposed to potentially significant losses in excess of the provisions established. Substantially all of the Company’s outstanding accounts receivable balances are with entities located within its geographic operating areas. Regional and national telecommunications companies account for the remainder of the Company’s accounts receivable balances. The Company has receivables with one large customer that exceed 10% of the Company’s outstanding accounts receivable balance.

Reviewing the Carrying Values of Goodwill and Indefinite-Lived Intangible Assets — Pursuant to ASC 350, “Intangibles — Goodwill and Other,” goodwill and intangible assets not subject to amortization are tested for impairment annually or when events or changes in circumstances indicate that the asset might be impaired.

With respect to goodwill, the Company estimates the fair value of the respective reporting unit based on expected future cash flows generated by the reporting unit discounted at the appropriate weighted average cost of capital. The estimated fair value of the respective reporting units was substantially higher than its carrying values, and, as such, there was no indication of impairment in 2009.

Indefinite-lived intangible assets consist of FCC licenses for spectrum and trademarks for the Wireless segment. The Company may renew the wireless licenses in a routine manner every ten years for a nominal fee, provided the Company continues to meet the service and geographic coverage provisions required by the FCC. The fair value of the licenses was determined by using the “Greenfield” method, an income-based approach. The fair value of the trademarks was determined by using the relief-from-royalty method, which estimates the present value of royalty expense that could be avoided in the operating business as a result of owning the respective asset or technology. The fair values of the licenses and trademarks were at least 30% higher than their respective carrying values, and, as such, there was no indication of impairment in 2009.

Changes in certain assumptions could have a significant impact on the impairment test for goodwill and indefinite-lived intangible assets. For example, a one percent change in the discount rate used to determine the fair value of the Wireless segment, which represents over 80% of the Company’s total goodwill and indefinite-lived intangible assets, would result in a change in the fair value of this reporting unit by approximately $40 million.

Reviewing the Carrying Values of Property, Plant and Equipment — The Company’s provision for depreciation of its telephone plant is determined on a straight-line basis using the group depreciation method. Provision for depreciation of other property, other than leasehold improvements, is based on the straight-line method over the estimated economic useful life. Depreciation of leasehold improvements is based on a straight-line method over the lesser of the economic useful life or term of the lease, including option renewal periods if renewal of the lease is reasonably assured. Repairs and maintenance expense items are charged to expense as incurred.

The Company estimates the useful lives of plant and equipment in order to determine the amount of depreciation expense to be recorded during any reporting period. The majority of the Wireline segment plant and equipment is depreciated using the group method, which develops a depreciation rate annually based on the average useful life of a specific group of assets rather than for each individual asset as would be utilized under the unit method. The estimated life of the group changes as the composition of the group of assets and their related lives change. Such estimated life of the group is based on historical experience with similar assets, as well as taking into account anticipated technological or other changes.

The Company reviews the carrying value of long-lived assets, other than goodwill and indefinite-lived intangible assets discussed above, when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. In assessing impairments, the Company follows the provisions of ASC 360, “Property, Plant, and Equipment.” An impairment loss is recognized when the estimated future undiscounted cash flows expected to result from the use of an asset (or group of assets) and its eventual disposition are less than its carrying amount. An impairment loss is measured as the amount by which the asset’s carrying value exceeds its estimated fair value.

If technological changes were to occur more rapidly than anticipated, the useful lives assigned to these assets may need to be shortened, resulting in the recognition of increased depreciation expense in future periods. Likewise, if the anticipated technological or other changes occur more slowly than expected, the life of the group could be extended based on the life assigned to new assets added to the group. This could result in a reduction of depreciation expense in future periods. Competition from new or more cost effective technologies could affect the Company’s ability to generate cash flow from its network-based services. This competition could ultimately result in an impairment of certain of the Company’s tangible or intangible assets. This could have a substantial impact on the operating results of the Company. A one-year change in the useful life of these assets would increase or decrease annual depreciation expense by approximately $20 million.

Accounting for Business Combinations — In accounting for business combinations, the Company applies the accounting requirements of ASC 805, “Business Combinations,” which requires the recording of net assets of acquired businesses at fair value. In developing estimates of fair value of acquired assets and assumed liabilities, the Company analyzes a variety of factors including market data, estimated future cash flows of the acquired operations, industry growth rates, current replacement cost for fixed assets, and market rate assumptions for contractual obligations. Such a valuation requires management to make significant estimates and assumptions, especially with respect to the intangible assets. In addition, contingent consideration will be presented at fair value of the date of acquisition and transaction costs will be expensed as incurred.

Changes to the assumptions the Company used to estimate fair value could impact the recorded amounts for acquired assets and liabilities, including property, plant and equipment, intangible assets, and goodwill. Significant changes to these balances could have a material impact on the Company’s future reported results.

Accounting for Taxes

Income Taxes

The income tax provision consists of an amount for taxes currently payable and an amount for tax consequences deferred to future periods. The Company’s previous tax filings are subject to normal reviews by regulatory agencies until the related statute of limitations expires.

As of December 31, 2009, the Company had $477.5 million in net deferred income taxes, which includes approximately $1.1 billion of federal tax net operating loss carryforwards with a deferred tax asset value of approximately $393.7 million. The federal tax loss carryforwards are available to the Company to offset taxable income in current and future periods. The majority of the remaining tax loss carryforwards will expire between 2021 and 2023 and are not currently limited under U.S. tax laws. The ultimate realization of the deferred income tax assets depends upon the Company’s ability to generate future taxable income during the periods in which basis differences and other deductions become deductible and prior to the expiration of the net operating loss carryforwards. Based on current income levels and anticipated future reversal of existing temporary differences, the Company expects to utilize its federal net operating loss carryforwards within their expiration periods.

In addition to the federal tax net operating loss carryforwards, the Company has state and local net operating loss carryforwards with a deferred tax asset value of approximately $60.6 million, alternative minimum tax credit carryforwards of approximately $14.4 million, and deferred tax temporary differences and other tax attributes of approximately $76.0 million. A valuation allowance of $67.2 million is provided at December 31, 2009 against certain state and local net operating losses and other deferred tax assets due to the uncertainty of the Company’s ability to utilize the assets within the statutory expiration period.

The Company determines the effective tax rate by dividing income tax expense by income before taxes as reported in its Consolidated Statement of Operations. For reporting periods prior to the end of the Company’s fiscal year, the Company records income tax expense based upon an estimated annual effective tax rate. This rate is computed using the statutory tax rate and an estimate of annual net income adjusted for an estimate of non-deductible expenses.

The Company adopted the provisions of ASC 740, “Income Taxes,” on January 1, 2007. As a result of the implementation of ASC 740, the Company recognized a $5.1 million increase in the liability for unrecognized tax benefits, which was accounted for as an increase to the January 1, 2007 accumulated deficit balance. At December 31, 2009 and 2008, the Company had a $16.7 million and a $15.6 million liability recorded for unrecognized tax benefits, respectively. The total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate is $16.4 million. The Company does not currently anticipate that the amount of unrecognized tax benefits will change significantly over the next year.

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state and local jurisdictions. With a few exceptions, the Company is no longer subject to U.S. federal, state or local examinations for years before 2006.

The Company recognizes accrued penalties related to unrecognized tax benefits in income tax expense. The Company recognizes accrued interest related to unrecognized tax benefits in interest expense. Accrued interest and penalties are insignificant at December 31, 2009 and December 31, 2008.

Refer to Note 12 to the Consolidated Financial Statements for further information regarding the Company’s income taxes.

Operating Taxes

The Company incurs certain operating taxes that are reported as expenses in operating income, such as property, sales, use, and gross receipts taxes. These taxes are not included in income tax expense because the amounts to be paid are not dependent on the level of income generated by the Company. The Company also records expense against operating income for the establishment of liabilities related to certain operating tax audit exposures. These liabilities are established based on the Company’s assessment of the probability of payment. Upon resolution of an audit, any remaining liability not paid is released and increases operating income. The Company recognized income of $0.5 million in 2009, expense of $1.5 million in 2008 and income of $2.4 million in 2007 upon resolution of operating tax audits, net of new liabilities established.

The Company incurs federal regulatory taxes on certain revenue producing transactions. The Company is permitted to recover certain of these taxes by billing the customer; however, collections cannot exceed the amount due to the federal regulatory agency. These federal regulatory taxes are presented in sales and cost of services on a gross basis because, while the Company is required to pay the tax, it is not required to collect the tax from customers and, in fact, does not collect the tax from customers in certain instances. The amount recorded as revenue for 2009, 2008, and 2007 was $16.7 million, $16.6 million, and $17.3 million, respectively. Excluding an operating tax settlement gain of $10.2 million in 2008, the amount expensed for 2009, 2008, and 2007 was $17.2 million, $17.0 million, and $18.2 million, respectively. The Company records all other taxes collected from customers on a net basis. In the fourth quarter of 2008, the Company settled certain operating tax issues and as a result recorded $10.2 million of income, which is presented as an “Operating tax settlement” in the Consolidated Statements of Operations.

Accounting for Pension and Postretirement Expenses — In accounting for pension and postretirement expenses, the Company applies the accounting requirements of ASC 715 “Compensation — Retirement Benefits.” ASC 715 requires the Company to recognize the funded status of its defined benefit pension and postretirement benefit plans on the consolidated balance sheet and recognize as a component of accumulated other comprehensive income (loss), net of tax, the gains or losses and prior service costs that arise during the period, but are not recognized as components of net periodic benefit cost.

The Company sponsors three noncontributory defined benefit pension plans: one for eligible management employees, one for non-management employees, and one supplemental, nonqualified, unfunded plan for certain senior executives. The Company also provides health care and group life insurance benefits for eligible retirees. The Company’s measurement date for its pension and postretirement obligations is as of December 31st of each year. When changes to the plans occur during interim periods, the Company reviews the changes and determines if a remeasurement is necessary.

In 2009, the Company announced significant changes to its management pension plan and its postretirement plans. The Company announced that it will freeze pension benefits for certain management employees below 50 years of age and provide a 10-year transition period for those employees over the age of 50 after which the pension benefits will be frozen. Additionally, the Company announced it will phase out the retiree healthcare plans for all management employees and certain retirees in 10 years.

The significant changes in 2009 caused a 90% decrease in the expected future service years for active participants in the management pension plan, which triggered a plan curtailment. The curtailment gain of $7.6 million consisted of the acceleration of unrecognized prior service benefits. The Company also determined that the significant changes to the postretirement plan benefits required a remeasurement of these plans. The Company remeasured its management pension plan and its postretirement plans, using revised assumptions, including modified retiree benefit payment assumptions, revised discount rates and updated plan asset information. Additionally, the Company determined that these benefit changes result in substantially all of the remaining participants in the management postretirement plan to be either fully eligible for benefits or retired. As such, the unrecognized prior service gain and unrecognized actuarial gains are amortized over the average life expectancy of the participants rather than the shorter service periods previously used. As a result of the remeasurement, the Company’s pension and postretirement obligations were reduced by approximately $124 million, deferred tax assets were reduced for the related tax effect by $45 million, and equity was increased by $79 million.

The Company incurred special termination benefit charges of $8.2 million in the fourth quarter of 2007 due to 105 management employees accepting early retirement special termination benefits. In the first quarter of 2008, the Company incurred an additional $22.1 million related to 284 union employees accepting early retirement special termination benefits. The Company also recorded $2.1 million and $4.9 million of expense during 2009 and 2008, respectively, related to remaining special termination benefits being amortized over the future service period for both the management and union employees. As a result of the early retirement special termination benefits which decreased the expected future service years of the plan participants, the Company determined curtailment charges were required. The 2008 curtailment charge for the union pension plan and union postretirement plan consisted of an increase in the benefit obligation of $2.2 million and $12.5 million, and the acceleration of unrecognized prior service cost of $0.9 million and a benefit of $0.1 million, respectively. In 2007, the curtailment charge for the management pension plan and management postretirement plan consisted of an increase in the benefit obligation of $1.9 million and $4.3 million, and the acceleration of an unrecognized prior service cost and transition obligation of a benefit of $1.0 million and a cost of $1.2 million, respectively. In the first quarter of 2008 as a result of the early retirement special termination benefits, the Company remeasured its non-management pension and postretirement obligations using revised assumptions, including modified retiree benefit payment assumptions and a discount rate of 6.4%. As a result of the remeasurement, the Company’s pension and postretirement obligations were reduced by approximately $17 million, deferred tax assets were reduced for the related tax effect by $6 million, and equity was increased by $11 million.

In 2007, the Company announced changes to its pension and postretirement plans that reduce medical benefit payments by fixing the annual Company contribution for certain eligible retirees and that reduce life insurance benefits paid from these plans. Based on these changes, the Company determined that a remeasurement of its pension and postretirement obligations was necessary. The Company remeasured its pension and postretirement obligations in 2007 using revised assumptions, including modified benefit payment assumptions reflecting the changes and a discount rate of 6.25%. These changes reduced the Company’s pension and postretirement obligations by approximately $74 million, reduced deferred tax assets for the related tax effect by $27 million, and increased equity by $47 million.

The key assumptions used to account for the plans are disclosed in Note 9 to the Consolidated Financial Statements. The actuarial assumptions attempt to anticipate future events and are used in calculating the expenses and liabilities related to these plans. The most significant of these numerous assumptions, which are reviewed annually, include the discount rate, expected long-term rate of return on plan assets and health care cost trend rates.

Discount rate

A discount rate is used to measure the present value of the benefit obligations. The Company determines the discount rate for each plan individually. In determining the selection of a discount rate, the Company estimates the timing and expected future benefit payment, and applies a yield curve developed to reflect yields available on high-quality bonds. Based on the analysis, the discount rate was set at 5.50% for the pension plans and 5.10% for the postretirement plans as of December 31, 2009 and 6.25% for the pension and postretirement plans as of December 31, 2008.

Expected rate of return

The expected long-term rate of return on plan assets, developed using the building block approach, is based on the mix of investments held directly by the plans, which is generally 60% equities and 40% fixed income securities, and the current view of expected future returns, which is influenced by historical averages. The required use of an expected versus actual long-term rate of return on plan assets may result in recognized pension expense or income that is greater or less than the actual returns of those plan assets in any given year. Over time, however, the expected long-term returns are designed to approximate the actual long-term returns. The Company used an assumed long-term rate of return of 8.25% on the Company’s pension and postretirement assets to determine pension and postretirement benefit costs in 2009. At December 31, 2009, the pension asset returns remained at 8.25%, but the Company decreased the asset returns for the postretirement assets to 0% because these assets were invested in low-risk securities with low returns given the expected use of these postretirement plan assets for benefit payments in 2010. Actual asset returns for the pension trusts, which represent over 90% of invested assets, were a gain of 15% in 2009 and 7% in 2007, and a loss of 23% in 2008. In its pension calculations, the Company utilizes the market-related value of plan assets, which is a calculated asset value that recognizes changes in asset fair values in a systematic and consistent manner. Differences between actual and expected returns are recognized in the market-related value of plan assets over five years.

Health care cost trend

The Company’s health care cost trend rate is developed on historical cost data, the near-term outlook, and an assessment of likely long-term trends. The health care cost trend rate used to measure the postretirement health benefit obligation at December 31, 2009 was 9.0% and is assumed to decrease gradually to 4.5% by the year 2015.

The actuarial assumptions used may differ materially from actual results due to the changing market and economic conditions and other changes. Revisions to and variations from these estimates would impact assets, liabilities, equity, cash flow, costs of services and products, and selling, general and administrative expenses.

The following table represents the sensitivity of changes in certain assumptions related to the Company’s pension and postretirement plans:

(dollars in millions)	% Point Change	Pension Benefits		Postretirement and Other Benefits
		Increase/ (Decrease) in Obligation	Increase/ (Decrease) in Expense	Increase/ (Decrease) in Obligation	Increase/ (Decrease) in Expense

Discount rate	+/-0.5%	$21.0/(21.0)	$0.7/(0.7)	$5.7/(5.3)	$0.1/(0.1)
Expected return on assets	+/-0.5%	n/a	$1.6/(1.6)	n/a	$0.1/(0.1)
Health care cost trend rate	+/-1.0%	n/a	n/a	$5.6/(5.1)	$0.3/(0.3)

At December 31, 2009, the Company had unrecognized actuarial net losses of $230.6 million for the pension plans and $89.6 million for the postretirement and other benefit plans. The unrecognized net losses have been primarily generated by changes in previous years related to discount rates, asset return differences and actual health care costs. Because gains and losses reflect refinements in estimates as well as real changes in economic values and because some gains in one period may be offset by losses in another or vice versa, the Company is not required to recognize these gains and losses in the period that they occur. Instead, if the gains and losses exceed a 10% corridor defined in the accounting literature, the Company amortizes the excess over the average remaining service period of active employees (approximately 15 years on average) expected to receive benefits under the plan.

Accounting for Termination Benefits — The Company has written severance plans covering both its management and union employees and, as such, accrues probable and estimable employee separation liabilities in accordance with ASC 712, “Compensation — Nonretirement Postemployment Benefits.” These liabilities are based on the Company’s historical experience of severance, historical costs associated with severance, and management’s expectation of future severance. As of December 31, 2009, the Company has $14.4 million of accrued employee separation liabilities. This represents expected severance costs for employees over the next five years that are primarily related to the Company’s need to downsize its Wireline operations to conform to the decreased access lines being served by the Company.

When employee terminations occur, the Company also considers the guidance in ASC 715 to determine if employee terminations give rise to a pension and postretirement curtailment charge. The Company’s policy is that terminations in a calendar year involving 10% or more of the plan future service years result in a curtailment of the pension or postretirement plan.

See Note 3 to the Consolidated Financial Statements for further discussion on the Company’s restructuring plans.

Regulatory Matters and Competitive Trends

Federal — The Telecommunications Act of 1996 was enacted with the goal of establishing a pro-competitive, deregulatory framework to promote competition and investment in advanced telecommunications facilities and services to all Americans. From 1996 to 2008, federal regulators considered a multitude of proceedings ostensibly aimed at promoting competition and deregulation. Although the Act called for a deregulatory framework, the FCC’s approach has been to maintain significant regulatory restraints on the traditional incumbent local exchange carriers while increasing opportunities for new competitive entrants and new services by applying minimal regulation. While the Company has expanded beyond its incumbent local exchange operations by offering wireless, long distance, broadband, Internet access, VoIP and out-of-territory competitive local exchange services, a significant portion of its revenue is still derived from its traditional local exchange services, which still remain subject to a varying degree of regulation. Beginning in 2009, the focus of federal regulators shifted primarily to promoting investment in and adoption of advanced telecommunications services, primarily broadband services. The FCC has been directed by Congress to develop a National Broadband Plan by February 17, 2010 (subsequently extended to March 17, 2010) and it is expected that much of the FCC’s efforts for the foreseeable future will be related to the implementation of that plan. Many of the FCC’s existing proceedings will be reexamined with a broadband focus and new proceedings will undoubtedly be opened. It is possible that some components of the National Broadband Plan will be implemented relatively quickly, but implementation of the more complex and controversial recommendations may span several years. The financial impact of the various federal proceedings will depend on many factors including the extent of competition in our market and the timing and outcome of the FCC’s decisions and any appeals from those decisions.

Intercarrier Compensation

Current rules specify different means of compensating carriers for the use of their networks depending on the type of traffic and technology used by the carriers. The FCC has an open proceeding to consider various plans that have been proposed for revising the disparate intercarrier compensation system into a unified regime that treats all traffic in a uniform manner. This proceeding will likely be reexamined in the context of the National Broadband Plan. The outcome of this proceeding could have significant impacts on all carriers and will probably be phased-in over a five to ten year period. This proceeding impacts the switched access and end-user components of CBT’s revenue.

Special Access

In early 2005, the FCC opened a proceeding to review the current special access pricing rules. Under the existing rules, CBT’s special access services are subject to price cap regulation with no earnings cap. This ongoing proceeding reexamines the entire special access pricing structure, including whether or not to reinstate an earnings cap. In 2007, the FCC invited interested parties to update the record and in 2009 initiated a process to more thoroughly analyze whether the existing rules ensure just and reasonable rates. This proceeding is also likely to be addressed in the National Broadband Plan.

VoIP

In 2004, the FCC declared that VoIP services are interstate services and purported to preempt state regulation. Since then, the FCC has considered several petitions asking it to rule on whether and under what circumstances voice services utilizing Internet Protocol (“IP”) are subject to access charges. It has ruled that peer-to-peer Internet voice services that do not use the public switched telephone network (“PSTN”) are not subject to access charges. Separately, it has ruled that services that originate and terminate on the PSTN but employ IP in the middle are subject to access charges. The FCC is still considering other VoIP petitions, including one that seeks to exempt from access charges calls that originate using VoIP, but terminate on the PSTN. In addition, the FCC has an open rulemaking proceeding to determine the regulatory status of IP-enabled services generally. Although the FCC has not classified VoIP as a telecommunications service or information service, it has extended to VoIP services many traditional telecommunications service regulations, such as 911, universal service funding, local number portability, and customer proprietary network information. In addition, several state commissions continue to challenge whether prior FCC orders have preempted state regulation of VoIP services.

Universal Service

The federal Universal Service Fund (“USF”) is currently funded via an assessment on all telecommunications carriers’ and interconnected VoIP providers’ interstate end-user revenue. The National Broadband Plan may call for a substantial overhaul of the federal USF programs and funding mechanism. Although some changes, such as redirecting certain high-cost funding to broadband and removing barriers on the use of E-rate funds for broadband connections may be implemented in the short term, major overhaul of the high-cost and low-income programs and the funding mechanism would likely be long-term aspects of the plan. The most direct impacts on the Company due to the USF reform are likely to be due to changes in the funding mechanism and expansion of the low-income program to broadband services. Any such alteration could result in a change in the manner in which carriers recover their contributions from end users.

Broadband Internet Access/Net Neutrality

In an order adopted in 2005, the FCC provided wireline carriers the option of offering broadband Internet access as a non-regulated information service (comparable treatment to cable modem Internet access) or as a regulated telecommunications service. In 2007 CBT elected the non-regulated information service designation for its broadband Internet access service. In 2007, the FCC ruled that wireless broadband service is also a non-regulated information service on the same regulatory footing as other broadband services, such as cable modem service and wireline DSL service. In 2009, the FCC opened a proceeding to codify “net neutrality” rules intended to ensure that the Internet remains open to the public on a nondiscriminatory basis. While it appears likely new rules will be adopted, the specifics, such as what exceptions will be allowed, have not been finalized. Any final rules are expected to be applied to all broadband Internet access service providers.

FCC Safeguards to Protect Customer Proprietary Network Information (“CPNI”)

In 2007, the FCC released an order implementing new CPNI rules designed to prevent pretexting to gain access to customer information. The new rules, which became effective in December 2007, require carriers to implement security protections limiting the manner in which certain customer information may be released and requiring notice to customers regarding certain types of changes to their account and CPNI breaches. Carriers must file an annual certification with the FCC that they are compliant with the rules, including a summary of actions taken in response to customer complaints.

State — Because CBT generates a significant portion of its revenue from the operation of its public switched telephone network, its financial results follow no particular seasonal pattern. CBT does derive a significant portion of its revenue from pricing plans that are subject to regulatory overview and approval. In both Ohio and Kentucky, CBT operates under alternative regulation plans in which CBT is subject to restrictions on its ability to increase the price of basic local service and related services. In return, CBT is not subject to an earnings cap or recapture in Ohio, as it would if regulated under a traditional regulatory plan based upon a targeted rate of return. CBT has operated under alternative regulation plans since 1994 during which price increases and enhanced flexibility for some services have partially offset the effect of fixed pricing for basic local service and reduced pricing for other, primarily wholesale services.

In June 2004, CBT adopted a new alternative regulation plan in Ohio, which, although similar to its previous plan, gives CBT the option to remain in the alternative regulation plan indefinitely. Statutory changes enacted by the Ohio General Assembly in August 2005 gave the Public Utilities Commission of Ohio (“PUCO”) the authority to provide ILECs with pricing flexibility for basic local rates upon a showing that consumers have sufficient competitive alternatives (House Bill 218). Since that time, the Company applied for and received authority from the PUCO to increase its rates for basic local exchange service in half of its Ohio exchanges. CBT implemented rate increases for basic local exchange service in its two large exchanges beginning in January 2007 and in four additional exchanges beginning in February 2009. In January 2010, CBT received approval from the PUCO regarding its application for pricing flexibility in two additional exchanges, which gives CBT the ability to implement a rate increase for basic local exchange service in these exchanges beginning the first quarter of 2010.

Ohio and Kentucky Cable Franchises

Ohio statewide video service authorization legislation was enacted in May 2007. This legislation allows the Company to apply for one statewide video franchise agreement rather than negotiating individual agreements with all local entities in Ohio. This legislation holds no build-out requirements for the Company, limits the franchise fee to the federally authorized maximum of 5% of gross revenues from the Company’s cable operations and holds PEG requirements to a minimum. In October 2007, CBET applied for statewide video service authorization, which was granted in December 2007. CBET is now authorized to provide service in our self-described territory with only 10-day notification to the local government entity and other providers. Authorizations can be amended to include additional territory upon notification to the state. A franchise agreement with each local entity is required in Kentucky. The Company initiated discussions with local jurisdictions in Kentucky in 2008 and has reached agreement with seven local jurisdictions.

Recently Issued Accounting Standards

In June 2009, new accounting guidance under ASC 860, “Transfers and Servicing,” was issued. The guidance eliminates the concept of a qualifying special-purpose entity, changes the requirements for derecognizing financial assets, and requires additional disclosures that will provide greater transparency about transfers of financial assets, including securitization transactions, and an entity’s continuing involvement in and exposure to the risks related to transferred financial assets. Such guidance is effective for fiscal years beginning after November 15, 2009. The Company does not expect the impact of this guidance to be material to the Company’s financial statements.

In September 2009, new accounting guidance under ASC 605 related to revenue arrangements with multiple deliverables was issued. The guidance addresses the unit of accounting for arrangements involving multiple deliverables, how arrangement consideration should be allocated to the separate units of accounting and eliminates the criterion that objective and reliable evidence of fair value of any undelivered items must exist for the delivered item to be considered a separate unit of accounting. Such guidance is effective for fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company has not yet assessed the impact of this guidance on the Company’s financial statements.

In September 2009, new accounting guidance under ASC 605 was issued regarding tangible products containing both software and non-software components that function together to deliver the product’s essential functionality. Such guidance is effective for fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company has not yet assessed the impact of this guidance on the Company’s financial statements.

Private Securities Litigation Reform Act of 1995 Safe Harbor Cautionary Statement

This Form 10-K contains “forward-looking” statements, as defined in federal securities laws including the Private Securities Litigation Reform Act of 1995, which are based on Cincinnati Bell Inc.’s current expectations, estimates and projections. Statements that are not historical facts, including statements about the beliefs, expectations and future plans and strategies of the Company, are forward-looking statements. These include any statements regarding:

•	future revenue, operating income, profit percentages, income tax refunds, realization of deferred tax assets, earnings per share or other results of operations;

•	the continuation of historical trends;

•	the sufficiency of cash balances and cash generated from operating and financing activities for future liquidity and capital resource needs;

•	the effect of legal and regulatory developments; and

•	the economy in general or the future of the communications services industries.

Actual results may differ materially from those expressed or implied in forward-looking statements. The following important factors, among other things could cause or contribute to actual results being materially different from those described or implied by such forward-looking statements including, but not limited to:

•	changing market conditions and growth rates within the telecommunications industry or generally within the overall economy;

•	changes in competition in markets in which the Company operates;

•	pressures on the pricing of the Company’s products and services;

•	advances in telecommunications technology;

•	the ability to generate sufficient cash flow to fund the Company’s business plan, repay debt and interest obligations, and maintain our networks;

•	the ability to refinance the Company’s indebtedness when required on commercially reasonable terms;

•	changes in the telecommunications regulatory environment;

•	changes in the demand for the services and products of the Company;

•	the demand for particular products and services within the overall mix of products sold, as the Company’s products and services have varying profit margins;

•	the Company’s ability to introduce new service and product offerings on a timely and cost effective basis;

•	work stoppages caused by labor disputes;

•	restrictions imposed under various credit facilities and debt instruments;

•	the Company’s ability to attract and retain highly qualified employees;

•	the Company’s ability to access capital markets and the successful execution of restructuring initiatives;

•	changes in the funded status of the Company’s retiree pension and healthcare plans;

•	disruption in operations caused by a health pandemic, such as the H1N1 influenza virus;

•	changes in the Company’s relationships with current large customers, a small number of whom account for a significant portion of Company revenue; and

•	disruption in the Company’s back-office information technology systems, including its billing system.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.